Exhibit 99.1

FOR IMMEDIATE RELEASE – MAY 27, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP STOCKHOLDERS AND HUDSON CITY SAVINGS BANK DEPOSITORS APPROVE PLAN OF CONVERSION

THREE DIRECTORS RE-ELECTED AND ALL OTHER PROPOSALS APPROVED BY STOCKHOLDERS

Paramus, New Jersey, May 27, 2005 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the mid-tier holding company that owns Hudson City Savings Bank, announced that at its annual meeting of stockholders today stockholders overwhelmingly approved the second-step conversion pursuant to which Hudson City, MHC, the mutual holding company of Hudson City Bancorp, will cease to exist and Hudson City Bancorp will become a fully publicly held company. The Company further announced that depositors of Hudson City Savings Bank also approved the second-step conversion at a special meeting of depositors also held today. Completion of the second-step conversion remains subject to final approval from the Office of Thrift Supervision and the offering and sale of at least 361,250,000 shares of common stock.

In addition, the Company announced that its stockholders approved the re-election of Ronald E. Hermance, Jr., William G. Bardel and Scott A. Belair as directors of the Company, the amended and restated certificate of incorporation of the Company, the Executive Officer Annual Incentive Plan of the Company, and ratified KPMG LLP as the Company’s independent auditors for the 2005 fiscal year.

The Company maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 86 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,000 full-time employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

You may obtain the prospectus relating to the second-step conversion free of charge from the SEC through their website, www.sec.gov. In addition, documents that we file with the SEC are made available free of charge through our website, www.hcbk.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by a prospectus (and, in the case of the subscription offering, an accompanying stock order form). The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.